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                          ALLTRISTA ZINC PRODUCTS, L.P.
                        AGREEMENT OF LIMITED PARTNERSHIP

                                    Article I

                        Formation of Limited Partnership:
                        Name; Principal Place of Business


         Section 1.1. Formation. Alltrista Newco Corporation, an Indiana corporation, as general partner (the "General Partner"), and Quoin Corporation, a Delaware corporation, as limited partner ("Limited Partner") do hereby form a limited partnership (the "Partnership") under the Indiana Revised Uniform Limited Partnership Act.

         Section 1.2. Name. The Partnership shall be conducted under the name of Alltrista Zinc Products, L.P. or such other name as the General Partner shall hereafter designate by written notice to the Limited Partner.

         Section 1.3. Offices and Principal Place of Business. The offices and principal place of business of the Partnership shall be 2500 Old Stage Road, Greeneville, Tennessee 37743-8950, unless changed to such other place as the General Partner may from time to time designate by written notice to the Limited Partner.

         Section 1.4. Agent for Service of Process. The agent for service of process for the Partnership shall be Alltrista Newco Corporation, 345 South High Street, Suite 200, P.O. Box 5004, Muncie, Indiana 47307-5004, or any successor at any different address as appointed by the General Partner.

                                   ARTICLE II

                             Purpose of Partnership

         The purpose of the Partnership is to manufacture and sell zinc products and to do all things reasonable incident thereto, including, borrowing money for Partnership purposes, and securing such borrowing by mortgages, pledges or other liens.

                                   ARTICLE III

                               Term of Partnership

         The Partnership shall commence with the filing of the Certificate of Limited Partnership with the Indiana Secretary of State, and shall continue until December 30, 2046, unless dissolved sooner by law or as provided hereafter.


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                                   ARTICLE IV

                                    Partners

         Section 4.1. Names, Addresses and Capital Contributions of Partners. The General Partner and the Limited Partner (both of whom are collectively referred to as "Partners" and individually referred to as "Partner"), their respective addresses, their respective capital contributions to the Partnership and their respective ownership interests in the Partnership ("Percentage Interests") are set forth on Exhibit "A", attached hereto and made a part hereof.

         Section 4.2. Partner Loans; Capital Contributions; Withdrawals. Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership. No Partner shall be entitled to withdraw any part of its capital contribution or to receive any distribution from the Partnership, except as provided herein; nor shall any Partner be required to make any capital contributions to the Partnership other than the capital contributions required to be made by such Partner under Section 4.1 hereof. No interest shall be paid on any capital contributed to the Partnership.

         Section 4.3. Limitation on Liability. The Limited Partner shall not be liable for any of the debts of the Partnership, except as provided by law. The Limited Partner shall not be required to loan any funds to the Partnership. The General Partner shall have no personal liability for the repayment of the capital contribution of the Limited Partners. The Limited Partner shall not be required to make any contribution to the Partnership by reason of any negative balance in its Capital Account, nor shall any negative balance in a Partner's Capital Account create any liability on the part of the Partner to any third party.

         Section 4.4. Admission of Additional Limited Partners. In order to obtain additional funds, the General Partner may admit to the Partnership additional limited partners who will participate in the profits, losses, available cash flow and ownership of the assets of the Partnership on such terms as are determined by the General Partner. Admission of such additional limited partner(s) may result in a reduction of the interests of the Limited Partner.


                                    ARTICLE V

                             Accounting and Records

         Section 5.1. Records and Accounting. The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, on an accrual basis and in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Partnership shall reflect all Partnership transactions and shall be appropriate and adequate for the Partnership's business. The fiscal year of the Partnership for financial reporting and for federal income tax purposes shall be the calendar year.


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         Section 5.2. Access to Accounting Records. All books and records of the
Partnership shall be maintained at the offices of the Partnership or at the Partnership's principal place of business, and the Limited Partner shall have access to them at the offices of the Partnership and the right to inspect and copy them at reasonable times.

         Section 5.3. Annual and Tax Information. The General Partner shall use all reasonable efforts to deliver to each Partner (a) within ninety (90) days after the end of each fiscal year all information necessary for the preparation of each Partner's federal income tax return; and (b) within one hundred twenty
(120) days after the end of each fiscal year a financial report of the Partnership for such fiscal year, containing a balance sheet as of the last day of the year then ended; an income statement for the year then ended, a statement of sources and applications of funds, a statement of reconciliation of the capital accounts of the Partners, and a report of the activities of the Partnership during the period covered by the report.

         Section 5.4. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the General Partner. The General Partner may rely upon the advice of its accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

         Section 5.5. Tax Matters Partner. The General Partner is hereby designated the "Tax Matters Partner" of the Partnership, as that term is defined in Section 6231 of the Code (as hereinafter defined).

         Section 5.6. Federal Income Tax Elections. The General Partner of the Partnership may make all elections for federal income tax purposes, including the following:

                      (a) To the extent permitted by applicable law and regulations, elect to use an accelerated depreciation method on each depreciable unit of the assets of the Partnership.

                      (b) In case of a transfer of all or part of the Partnership interest of any Partner, the Partnership may elect, pursuant to Section 734, 743 and 754 of the Code (or corresponding provision of future law), to adjust the basis of the assets of the Partnership.


                                   ARTICLE VI

                               Profits and Capital

         Section 6.1. Allocation of Profits from Operations and Capital Transactions. After giving effect to the special allocations se forth in Section 6.3, Profits shall be allocated in the following order:

                      (a) First, if any Losses have been allocated to the Partners pursuant to Section 6.2, then Profits shall be first allocated to the Partners in the same


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         proportion as such Losses were allocated, until each Partner's Capital
         Account equals what it would have been had there been no such allocations of Losses.


                      (b) Second, Profits shall be allocated 99.00% to the Limited Partner and 1.00% to the General Partner.

         Section 6.2. Allocation of Losses from Operations and Capital Transactions. After giving effect to the special allocations set forth in
Section 6.3, Losses shall be allocated in the following order:

                      (a) First, if any Profit has been allocated to the Partners pursuant to Section 6.1, then Losses shall first be allocated to the Partners in the same proportion as such Profits were allocated, until Partner's Capital Account equals what it would have been had there been no such allocation of Profits.

                      (b) Second, Losses shall be allocated 99.00% to the Limited Partner and 1.00% to the General Partner.

         Section 6.3. Special Allocations. The following special allocations shall be made in the following order:

                      (a) Minimum Gain Chargeback. Except as otherwise provided in Treasury Section 1.704-2(f), if in any fiscal year or other period there is a net decrease in the amount of the Partnership Minimum Gain, then each Partner shall first be allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in such Partnership Minimum Gain during such year (as determined under Treasury regulation Section 1.704-2(g)(2)); provided, however, if there is insufficient income and gain to make the allocation specified above for all Partners for such year, the income and gain shall be allocated among the Partners in proportion to the respective amount they would have been allocated had there been an unlimited amount of income and gain for such year.

                      (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4), if in any year there is a net decrease in the amount of the Partner Nonrecourse Debt Minimum Gain, then each Partner shall first be allocated times of income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in such Partner Nonrecourse Debt Minimum Gain (as determined under Treasury Regulation Section 1.704-2(i)(4)); provided; however, if there is sufficient income and gain in a year to make the allocation specified above for all Partners for such year, the income and gain shall be allocated among the Partners in proportion to the respective amounts they would have been allocated had there been an unlimited amount of income and gain for such year.


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                      (c) Qualified Income Offset. In the event that any Limited
         Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section
         1.704-1(b)(2)(ii)(d)(4), (5) or (6), income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Limited Partner as quickly as possible.

                      (d) Limited on Loss Allocations. Notwithstanding the provisions of Sections 6.1 and 6.2 and except as otherwise provided in this Section 6.3, Losses allocated pursuant to Sections 6.2(a) and 6.2(b) shall not be allocated to the Limited Partner if and to the extent that such allocation would cause, as of the end of the Partnership taxable year, the negative balance in such Limited Partner's Capital Account to exceed the amount of such Limited Partner's share of Partnership Minimum Gain plus the amount of such Limited Partner's share of Partner Nonrecourse Debt Minimum Gain, if any, plus the amount of such Limited Partner's obligation, if any, to restore a deficit balance in its Capital Account. Any losses which are not allocated to the Limited Partners by virtue of the application of this Section 6.3(d) shall be allocated to the General Partner.

                      (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Partners in proportion their Percentage Interests as provided under Treasury Regulation Section 1.704-2(e).

                      (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i)(1).

                      (g) Curative Allocations. The allocations set forth in this Section 6.3 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Sections 1.704-1 and 1.704-2. In the event that Profits and Losses are allocated pursuant to
         Section 6.3, subsequent Profits and Losses (or items thereof) will first be allocated (subject to Section 6.3) to the Partners in a manner which will result in each Partner having a Capital Account balance equal to that which would have resulted had the Regulatory Allocations not occurred.


         Section 6.4. Other Allocation Rules. Notwithstanding the foregoing provisions of this Article VI:


                      (a) For federal income tax purposes, income, gain, loss and deduction with respect to property which has a variation between its basis computed in accordance with Treasury Regulation Section 1.704-1(b) and its basis computed for federal income tax purposes shall be shared among Partners so as to take


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         account of such variation in a manner consistent with the principles of
         Section 704(c) of the Code and Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

                      (b) Whenever a proportionate part of Partnership profit or loss is credited or charged to a Partner's Capital Account, every item of income, gain, loss, deduction, credit or tax preference entering into the computation of such profit or loss, or applicable to the period during which such profit or loss was realized, shall be considered credited or charged, as the case may be, to such Partner's Capital Account in the same proportion.

                      (c) In the event of an increase or a decrease in the interest of a Partner at any time after the Partnership's initial fiscal year other than at the end of a fiscal year of the Partnership, the share of the Profits and Losses, tax credits and the Cash Flow of the Partnership shall be allocated among the persons whose shares are changed in the same ratio as the number of days in such Partnership fiscal year before and after the date of such transfer, except that Capital Transaction Profits and Losses and proceeds shall be allocated and distributed to the person or entity who is a Partner as of the date of such event.

                      (d) An individual Capital Account shall be established and maintained for each Partner, including any additional or substituted Partner who shall hereafter receive an interest in the Partnership. The original Capital Account established for each such substituted Partner shall be in the same amount as, and shall replace, the Capital Account of the Partner which such substituted Partner succeeds, and, for the purposes of this Agreement, such substituted Partner shall be deemed to have made the capital contribution, to the extent actually paid in, of the Partner which such substituted Partner succeeds. The term "substituted Partner", as used in this Section 6.4(d), shall mean a person who shall become entitled to receive a share of the Profits, Losses, tax credits and distributions of the Partnership by reason of such person succeeding to the interest in the Partnership of a Partner by assignment of all or any part of a Partner's interest in the Partnership. To the extent a substituted Partner receives less than 100% of the interest in the Partnership of a Partner he succeeds, the original Capital Account of such substituted Partner and his capital contribution shall be in proportion to the interest he receives and the Capital Account of the Partner who retains a partial interest in the Partnership and his capital contribution shall continue, and not be replaced, in proportion to the interest he retains. Nothing in this
         Section 6.4(d) shall affect the limitations on transferability of interests in the Partnership set forth in Articles VIII and IX.

         Section 6.5. Non-Liquidating Distributions. The General Partner shall determine the amount, if any, of Cash Flow and proceeds from Capital Transactions that shall be distributed to the Partners. Any amount distributed under this Section 6.5 shall be distributed 99.00% to the Limited Partner and 1.00% to the General Partner.


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         Section 6.6.      Distributions in Liquidation.


                  (a) Upon dissolution and termination, after payment of, or adequate provision for, the debts and obligations of the Partnership (including to Partners to the extent otherwise permitted by law), the remaining assets of the Partnership (or the proceeds of sales or other dispositions in liquidation of the Partnership assets, as may be determined by the General Partner) shall be distributed to the Partners in accordance with the positive balances in their Capital Accounts after taking into account all Capital Account adjustments for the Partnership taxable year, including adjustments to Capital Accounts pursuant to Section 6.1, Section 6.2 and Section 6.6(b). In the event that a General Partner has a deficit balance in his or its Capital Account following the liquidation of the Partnership or his or its interest in the Partnership, as determined after taking into account all Capital Account adjustments for the Partnership taxable year in which such liquidation occurs, such General Partner shall pay to the Partnership in cash an amount equal to the deficit balance in his or its Capital Account by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation) which amount shall, upon liquidation of the Partnership, be paid to recourse creditors of the Partnership or distributed to other Partners in accordance with the positive balances in their Capital Accounts.

                  (b) With respect to assets distributed in kind to the Partners in liquidation or otherwise, (i) any unrealized appreciation or unrealized depreciation in the values of such assets shall be deemed to be profits and losses realized by the Partnership immediately prior to the liquidation or other distribution event; and (ii) such Profits and Losses shall be allocated to the Partners in accordance with Section
         6.1 and Section 6.2 and any property so distributed shall be treated as a distribution of an amount in cash equal to the excess of such fair market value over the outstanding principal balance of and accrued interest on any debt by which the property is encumbered. For the purposes of this Section 6.6(b ), "unrealized appreciation" or "unrealized depreciation" shall mean the difference between the fair market value of such assets, taking into account the fair market value of the associated financing but subject to Section 7701(g) of the Code, and the adjusted basis of such assets as computed under the principles of Treasury Regulation Section 1.704-1 (b). This Section 6.6(b) is merely intended to provide a rule for allocating unrealized gains and losses upon liquidation or other distribution event, and nothing contained in this Section 6.6(b) or elsewhere in this Agreement is intended to treat or cause such distributions to be treated as sales for value. The fair market value of such assets shall be determined by an appraiser to be selected by the General Partner.

         Section 6.7.  Definitions.

                  (a) "Capital Account" means, with respect to any Partner, the capital account maintained with respect to such Partner consisting of
         (1) the amount of cash such Partner has contributed to the Partnership, plus (2) the fair market value of any property such Partner has contributed to the Partnership net of liabilities assumed by the Partnership or to which such property is subject, plus (3) the amount of Profits and tax-exempt income


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         allocated to such Partner, less (4) the amount of Losses allocated to such Partner, less (5) the amount of all cash distributed to such Partner, less (6) the fair market value of any property distributed to such Partner net of liabilities assumed by such Partner or to which such property is subject, less (7) such Partner's share of any other expenditures which are not deductible by the Partnership for federal income tax purposes or which are not allowable as additions to the basis of Partnership property, and (8) shall otherwise be subject to such other adjustments as may be required under the Code and Treasury Regulation Section 1.704-1(b)(2)(iv).

                  (b) "Capital Transactions" means the proceeds of the sale, refinancing, exchange, condemnation, destruction (including insurance proceeds in excess of amounts required to be applied to restore the insured property) or other disposition of all or any substantial part of the Partnership's property.

                  (c) "Cash Flow" means the net operating profits or losses of the Partnership, including as expenses all fees paid to the General Partner and its affiliates, (1) increased by depreciation and other charges not requiring the expenditure of revenue from operations; and
         (2) reduced by (a) debt amortization; (b) reasonable reserves for working capital, contingencies, anticipated expenses, capital improvements and replacements; and (c) expenditures for capital improvements and replacements in excess of reserves. "Cash Flow" does not include cash from capital transactions. Cash Flow shall be determined separately for each fiscal year of the Partnership.

                  (d) "Code" means the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time.

                  (e) "Partner Nonrecourse Debt" means any Nonrecourse Liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) of the Partnership for which any Partner or Related Person bears the economic risk of loss under Treasury Regulation Section 1.752-2.

                  (f) "Partner Nonrecourse Debt Minimum Gain" means an amount with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as Partnership Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

                  (g) "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

                  (h) "Partnership Minimum Gain" shall mean the amount computed under Treasury Regulation Section 1.704-2(d)(1) with respect to the Partnership's nonrecourse liabilities.

                  (i) "Partnership Non-Recourse Liability" means any Partnership liability (or portion thereof) for which no Partner or Related Person bears the economic risk of loss as defined in Treasury regulation Section l.704-2(b )(3).


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                   (j) "Percentage Interest" means with respect to the General
         Partner, 1.00% and with respect to the Limited Partners, 99.00%.

                  (k) "Profits and Losses" means the Partnership's taxable income and losses, and each item of income, gain, loss, deduction or credit entering into the computation thereof, as determined in accordance with Section 703(a) of the Code except that for this purpose
         (1) al items of income, gain, deduction or loss required to be separately stated by Section 703(a)(1) of the code shall be included in taxable income or loss; (2) tax exempt income shall be added to taxable income or loss; (3) any expenditures described in Section 705(a)(2)(B) of the Code (or treated as Section 705(a)(2)(B) expenditures) and not otherwise taken into account in computing taxable income or loss shall be subtracted; and (4) taxable income or loss shall be adjusted to reflect any item of income or loss specifically allocated in Article VI hereof.

                  (l) "Qualified Income Offset Item" means (1) an allocation of Loss or deduction that, as of the end of each year, reasonably is expected to be made (a) pursuant to Section 704(e)(2) of the Code to a donee of an interest in the Partnership, (b) pursuant to Section 706(d) of the Code as the result of a change in any Partner's interest in the Partnership, or (c) pursuant to Treasury Regulation Section 1.751-1(b)(2)(ii) as the result of a distribution by the Partnership of unrealized receivables or inventory items, and (2) a distribution that, as of the end of such year, reasonably is expected to be made to a Partner to the extent it exceeds offsetting increases to such Partner's Capital Account which reasonably are expected to occur during or prior to the Partnership taxable year in which such distribution reasonably is expected to occur.

                  (m) "Related Person" means a person related to a Partner within the meaning of Treasury Regulation Section 1.752-4(b).

                                   ARTICLE VII

                       Management and Control of Business

         Section 7.1. Duties of General Partner. The General Partner shall have the exclusive management and control of the business of the Partnership and shall diligently and faithfully devote such time to the business of the Partnership as may be necessary to conduct it for the greatest advantage of the Partnership and shall render to the Partners, whenever reasonably requested by any of them, a just and faithful account of all dealings and transactions in relation to the business of the Partnership. The General Partner may delegate any of its duties under this Agreement to any related person, firm or corporation, provided that the General Partner shall continue to be primarily responsible for the performance of such duties. The General Partner or any of its affiliates may engage in other activities of the same nature and other business activities of any nature.


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         Section 7.2. Powers of General Partner. The General Partner shall have all necessary powers to carry out the purposes, business and objectives of the Partnership, including the right to enter into and carry out contracts of all kinds; to employ agents, employees, consultants and advisors on behalf of the Partnership; to lend or borrow money and to issue evidences of indebtedness; to bring and defend actions in law or at equity; to buy, own, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of Partnership property (including without limitation future capital contributions); and to determine the amount of Cash Flow from time to time as provided in Section 6.7(c). The General Partner may deal with any related person, firm or corporation on terms and conditions that would be available from an independent responsible third party that is willing to perform. The General Partner is specifically empowered on behalf of the Partnership to acquire the Properties and to borrow any funds necessary to pay the costs thereof.

         Section 7.3. Reimbursement of Expenses. The General Partner shall be entitled to reimbursement from the Partnership of all expenses of the Partnership reasonably incurred and paid by it on behalf of the Partnership.

         Section 7.4. Organizational Expenses. The Partnership shall pay all expenses incurred in the organization of the Partnership.

         Section 7.5. Limitations on Limited Partner. The Limited Partner shall not participate in the management or control of the Partnership's business, nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership.

         Section 7.6. Limitation of Liability. The General Partner shall not be liable to the Limited Partners for any act or omission by it in good faith and in a manner reasonably believed by it to be within the scope of its authority. The General Partner shall only be liable for actual fraud, willful misconduct, or gross negligence. Any action or omission on advice of counsel for the Partnership shall be deemed as having been taken in good faith.

                                  ARTICLE VIII

                           Changes in General Partner

         Section 8.1. Withdrawal of the General Partner. The General Partner may voluntarily withdraw from the Partnership or sell, assign or otherwise transfer its rights and duties hereunder, provided that the transferee must accept all of the duties of the General Partner hereunder. The General Partner may assign its economic interest in the Partnership without the assignee assuming the duties of the General Partner.

         Section 8.2. Removal of a General Partner. The General Partner may not be removed, except for willful or wanton disregard of its duties or gross negligence. Prior to undertaking any such removal of the General Partner, the Limited Partner shall provide written notice to the General Partner of any such default constituting cause for removal and shall allow the General Partner a period of thirty (30) days after such notice to cure the default prior to effecting any removal of the General Partner. After any such removal, such General Partner interest shall


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become a Limited Partners interest herein. At any time after a removal of a
General Partner, the removed General Partner shall have the right, upon delivery of a notice to such effect to the Partnership, to cause the Partnership to be dissolved as quickly as practicable, with its assets to be disposed of and its affairs wound up with the proceeds from the liquidation of the Partnership's assets to be distributed in the manner provided in Section 6.6 hereof. Upon any removal of a General Partner, the Partnership must promptly pay to the removed General Partner all amounts then accrued and owing to the removed General Partner. A General Partner so removed will not be liable for any obligations of the Partnership after the effective date of its removal. If, after any such removal, there shall be no General Partner having a sufficient interest in the Partnership to cause the Partnership to continue to be treated as a partnership under the Code and as a limited partnership under the Uniform Act (as determined by independent legal counsel for the Partnership), all Partnership Interests shall be reduced proportionately in accordance with the then existing percentages for allocation of profits and losses so that the successor General Partner will have the requisite interest in the Partnership pursuant to the Code and the Uniform Act.

         Section 8.3. Admission of Additional Partners. Additional General Partners may only be admitted to the Partnership with the unanimous written consent of all the Partners.

                                   ARTICLE IX

                   Transfers of Limited Partnership Interests

         Section 9.1. Transfer and Assignment of Limited Partnership Interest. No Limited Partner shall assign, convey, sell, encumber or in any way alienate all or any part of its interest in the Partnership. Any attempted transfer of a limited partnership interest shall be null and void.

                                    ARTICLE X

                                   Termination

         Section 10.1. Dissolution. The Partnership shall be dissolved, its assets shall be disposed of and its affairs wound up on the first to occur of the following:

         (a) A determination by the General Partner that the Partnership should be dissolved;

         (b) The General Partner shall dissolve, liquidate, or be adjudicated a bankrupt;

         (c) Sale of all or substantially all of the assets of the Partnership; or

         (d)   The expiration of the Partnership term.

         (e)   The voluntary or involuntary withdrawal of a General Partner.


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         The proceeds from the liquidation of the Partnership assets shall be distributed in the manner provided in Section 6.6.

         Section 10.2. Continuation. Upon the bankruptcy, dissolution or withdrawal of a General Partner, the business of the Partnership will be continued if within ninety (90) calendar days the remaining Partners elect by written action to continue the business of the Partnership and, to the extent that they desire or if there are no remaining General Partners, agree to the appointment, effective as of the date of the bankruptcy, dissolution or withdrawal, of a new General Partner of the Partnership. If the business of the Partnership is continued, the interest of the General Partner will be converted to that of a limited partner. If the Limited Partners fail to continue the Partnership's business as provided in this Section 10.2, the Partnership will be liquidated under Section 6.6.

                                   ARTICLE XI

                                     General

         Section 11.1. Counterparts. This Agreement may be signed by each party hereto upon a separate copy, in which event all such copies shall constitute a single counterpart of this Agreement.

         Section 11.2. Indemnification of General Partner.

                           (a) The Partnership shall indemnify the General
                  Partner and any of its employees or agents, against any loss or threat of loss as a result of any claim or legal proceeding related to the performance or nonperformance of any act concerning the activities of the Partnership; provided, however, that the General Partner or the employee or agent of the Partnership against whom claim is made or the legal proceeding is directed, was not guilty of fraud, gross negligence or bad faith in such performance or nonperformance and provided, further, that this obligation to indemnify the General Partner shall apply to claims or legal proceedings against the General Partner by one or more Limited Partners.

                           (b) It is the intent of this Section 11.2 to empower
                  the Partnership to provide indemnification to the fullest extent possible as long as such indemnification is not prohibited by law or by the express terms of this Section
                  11.2. Therefore, indemnification may be provided irrespective of the nature of the legal or equitable theory upon which a claim is made, including but not limited to, whether or not the person to be indemnified is charged with negligence, breach of contract, breach of warranty, strict liability, or any violation of federal or state securities law. The provisions of this Section 11.2 shall not limit any other rights of indemnification to which the General Partner otherwise may be entitled by law.

                           (c) The indemnification authorized by this Section
                  11.2 shall include payment of (1) reasonable attorney's fees or other expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding; and (2) the removal of any liens affecting any property of the indemnitee. Indemnification shall be made from assets of the Partnership, but neither the General Partner nor any Limited Partners shall be personally liable to any indemnitee. This Section 11.2 shall inure to the benefit of the General Partner, its members, managers, employees and agents, the employees and agents of the Partnership, and their respective heirs, executors, administrators, successors and assigns.

         Section 11.3. Amendment. This Agreement may be amended at any time by the General Partner by written notice to the Limited Partners; provided, however, that any such amendment shall not reduce the interest of any Partner in the profits and losses, Cash Flow or other distributions of the Partnership without obtaining the prior written consent of that Partner. Upon amendment of this Agreement, the Certificate of Limited Partnership shall also be amended, if necessary, to reflect such change.

         Section 11.4. Conflict With Indiana Revised Uniform Limited Partnership Act. In the event of a conflict between this Agreement and the Indiana Revised Uniform Limited Partnership Act, it is the intention of the parties hereto that this Agreement shall prevail to the fullest extent permitted by law.


                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

 IN WITNESS WHEREOF, the undersigned Partners have executed this Agreement effective as of the 1st day of January, 1997.

                                     GENERAL PARTNER
                                     ALLTRISTA NEWCO CORPORATION, an Indiana
                                     corporation

                                     By: /s/ Jerry T. McDowell, President
                                         --------------------------------

                                     QUOIN CORPORATION, an Delaware corporation

                                     By: /s/ Monte L. Miller, President
                                         ------------------------------

                         ALLTRISTA ZINC PROPERTIES, L.P.

                        AGREEMENT OF LIMITED PARTNERSHIP

                                    Exhibit A

                                                                                           Initial Capital
Name and Address                                     Percentage Interest                   Contributions
----------------                                     -------------------                   ----------------

1. GENERAL PARTNER

ALLTRISTA NEWCO CORPORATION                                1.00%                               $1.00
345 South High Street, Suite 200
P.O. Box 5004
Muncie, Indiana 47307-5004

2. LIMITED PARTNER

QUOIN CORPORATION Suite 1100                               99.0%                               $99.00
300 South Fourth Street Las Vegas, NY 89101

TOTAL                                                      100.00%                             $100.00